Exhibit 10.1

May 3, 2022

Mark Weinswig

Dear Mark,

Velodyne Lidar USA, Inc. (“Velodyne”), a wholly owned subsidiary of Velodyne Lidar, Inc. (“Parent”), is pleased to offer you employment with the company on the terms described below.
Position. You will start in a full-time position as Chief Financial Officer. You will report to Ted Tewksbury, CEO. Your target start date will be on May 16, 2022.
Compensation. You will be paid a starting salary at the rate of $370,000 per year, payable on Velodyne’s regular payroll dates and subject to all withholdings and deductions as required by law.

You will be eligible to participate in Velodyne’s annual bonus plan. Your target bonus opportunity will be 70% to be paid annually and prorated based on your start date. The bonus, if any, will be based on individual objectives established by your manager. You must be continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for the particular calendar year. The bonus amount is subject to applicable taxes and withholdings.
Sign-on Bonus. You will be paid a sign-on bonus of $30,000 in the next regularly scheduled payroll after the 3-month anniversary of your starting as an employee of Velodyne, subject to all withholdings and deductions as required by law, provided you are continuously employed by Velodyne on the anniversary date.
Employee Benefits. As a full-time employee of Velodyne you will be eligible to participate in the Velodyne-sponsored benefits. The Velodyne-sponsored benefits are described in the employee benefit summary that I have enclosed with this letter. You will start with 15 Days of PTO.

Equity Awards. The Company shall grant you the following equity awards with a vesting commencement date as of your start date with the Company:
•an award of time-based Restricted Stock (the “RS Award”) under the Velodyne Lidar, Inc. 2020 Equity Incentive Plan (the “Plan”), having a value of $480,000 (Four hundred eighty thousand dollars), as determined in accordance with our equity-grant policy. The number of shares shall be determined by taking the value of the award and dividing it by the average closing price of Velodyne common stock for the thirty (30) days immediately preceding the last day of the calendar month of your hire date. The RS Award will be subject to the terms and conditions of the Plan and a notice of restricted stock award and restricted stock agreement (the “Award Agreement”). As will be more fully described in the Award Agreement, the RS Award will vest over 4 years, with 25% of the RS Award vesting on the first anniversary of the vesting commencement date, and the remainder ratably, on a quarterly basis, over the subsequent 3 years if you remain in continuous service with Velodyne through each installment vesting date.
•an award of performance-based restricted stock (the “PS Award”) under the Plan, having a value at target performance level of $1,120,000 (one million one hundred twenty thousand dollars), as determined in accordance with our equity-grant policy. The PS Award will be subject to the terms and conditions of the Plan and a notice of restricted stock award and restricted stock agreement (collectively, “PS Award Agreement”). As will be more fully described in the PS Award Agreement and the continuous Service requirements described in the following sentence, the vesting and non-forfeitability of the PS Awards will be subject to satisfaction of certain performance criteria that the Board will determine, in good faith consultation with you, prior to the PS Award grant date.

Proprietary Information and Inventions Agreement. As a condition of your employment, you will be required to sign Velodyne’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Employment Agreement”), which is attached.

Employment Relationship. You may terminate your employment with Velodyne at any time and for any reason whatsoever simply by notifying Velodyne. Likewise, Velodyne may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Velodyne on this term. Although your job duties, title, compensation and benefits, as well as Velodyne’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Velodyne’s Chief Executive Officer or President.

Outside Activities. While you render services to Velodyne, you agree that you will devote your full business time and best efforts to the performance of your duties and to the furtherance of Velodyne’s interests. In addition, while you render services to Velodyne, you will not assist any person or entity in competing with Velodyne, in preparing to compete with Velodyne or in hiring any employees or consultants of Velodyne.

Current/Former Employer. By signing this letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with Velodyne. You further confirm that you will inform Velodyne about any such restrictions and provide Velodyne with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Velodyne without written authorization from your current or former employer.

Contingencies. This offer of employment is contingent upon the following, and we reserve the right to withdraw this offer should the results of any of the below not be successful:
a)Your ability to provide and maintain the proper and necessary documentation required for you and Velodyne to comply with all applicable United States immigration laws and regulations. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States.

b)Your execution (signature) of the Velodyne Employee Agreement which protects the intellectual property and confidential information of Velodyne, and prohibits the unauthorized use of the intellectual property and confidential information of any other company.

c)The satisfactory review and/or verification of background information, including, but not limited to, prior employment, reference checks, education, Department of Motor Vehicles, Social Security, and criminal records.
Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and Velodyne regarding the matters described in this letter.

If you wish to accept this offer, please sign, date, and return this letter and the enclosed Employment Agreement.

This offer, if not accepted, will expire at the close of business on May 4, 2022.

Very truly yours,

/s/ Kathy McBeath

Velodyne Lidar USA, Inc. By: Kathy McBeath, Chief People Officer

I have read and accept this employment offer:

/s/ Mark Weinswig

Mark Weinswig

Date Signed: 5/4/2022

Attachment(s)

Confidentiality and Invention Assignment Agreement Employee Benefits Summary
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